EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

August 31, 2004

eCOST.com, Inc.

2555 West 190th Street, Suite 106

Torrance, California 90504

Re:	eCOST.com, Inc. 1999 Stock Incentive Plan

eCOST.com, Inc. 2004 Stock Incentive Plan

Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,281,400 shares (the “Shares”) of your common stock, $.001 par value (“Common Stock”) issuable from time to time in connection with the eCOST.com, Inc. 1999 Stock Incentive Plan and the eCOST.com, Inc. 2004 Stock Incentive Plan (collectively, the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Stock or options to purchase Common Stock under the Plans and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP